Exhibit 3.1

Amendment to the Bylaws of Provident New York Bancorp

(adopted April 3, 2013)

The Bylaws of Provident New York Bancorp are hereby amended, with such amendment to take effect as of the Effective Time, by:

1.                                      deleting the words “Provident New York Bancorp” in each place they appear in the headings and inserting in its place “Sterling Bancorp”.

2.                                      deleting Section 2 of Article IV in its entirety and inserting in its place the following new Section 2:

Section 2.                                          Chairman of the Board of Directors.

The Chairman of the Board shall, subject to the provisions of these Bylaws and to the direction of the Board of Directors, when present, preside at all meetings of the stockholders of the Corporation and of the Board of Directors; provided, however, that the Chairman shall not, by reason of such office, be considered an executive officer of the Corporation and, unless otherwise determined by the Board of Directors, shall not be assigned executive responsibilities or participate in the full operational management of the Corporation.  The Chairman of the Board shall perform all duties and have all powers commonly incident to a Chairman position, including those which are expressly delegated to him or her by the Board of Directors.

3.                                      including the following new Section 10 of Article II:

Section 10.                                   Chairman and CEO Positions; Board Composition.

(a)                                 The Board of Directors has resolved that, effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp (“Sterling”) and the Corporation, as the same may be amended from time to time (the “Merger Agreement”)) and notwithstanding any other provision of these Bylaws that may be to the contrary, Louis J. Cappelli shall serve as Chairman of the Board of Directors and Jack Kopnisky shall serve as President and Chief Executive Officer of the Corporation.

(b)                                 Effective as of the Effective Time, the Board of Directors of the Corporation shall be comprised of thirteen (13) directors, of which seven (7) shall be former members of the Board of Directors of the Corporation chosen by the Corporation (the “Former Provident Directors”), including Jack Kopnisky, and six (6) of which shall be former members of the Board of Directors of Sterling chosen by Sterling (the “Former Sterling Directors”), including Louis J. Cappelli and John Millman, and the Former Sterling Directors and Former Provident Directors shall be apportioned among the three classes of the Board of Directors as nearly evenly as is possible.  The placement of specific Former Sterling Directors by class shall be as determined by Sterling, and the placement of specific Former Provident Directors by class shall be as determined by Provident, in each case subject to the preceding sentence.  Each of the Former Provident Directors and Former Sterling Directors shall serve on committees of the Board of Directors, consistent with their expertise and interest, and based on the needs of the Board of Directors and the requirements of such positions.  At, or immediately after, the Effective Time, the committees of the Board of Directors shall be reconstituted, with members of the committees and their respective chairpersons to be recommended by the Chairman of the Board of Directors at, or immediately after, the Effective Time, in accordance with Article III, Section 1 of these Bylaws.

(c)                                  The removal of Jack Kopnisky or Louis J. Cappelli from, or the failure to appoint or re-elect Jack Kopnisky or Louis J. Cappelli to, any of the positions specifically provided for in this Section 10, and any amendment to or termination of any employment agreement with Jack Kopnisky or the Service and Covenant Agreement with Louis J. Cappelli, prior to the three year anniversary of the Effective Time, and any determination not to nominate Jack Kopnisky or Louis J. Cappelli as a director of the Corporation, prior to the three year anniversary of the Effective Time, shall each require the affirmative vote of at least 75% of the full Board of Directors.

(d)                                 The provisions of this Section 10 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 10 may be adopted, only by an affirmative vote of at least 75% of the full Board of Directors.  In the event of any inconsistency between any provision of this Section 10 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 10 shall control.